Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

December 17, 2009

YRC Worldwide Revises Debt-for-Equity Offers

—     Threshold Revised To 70% For 8 1/2% Notes And 85% For Contingent Convertible Notes

—    Expiration Extended To December 23

OVERLAND PARK, KAN, — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it has amended certain terms of its previously announced exchange offers and has extended the expiration date for the exchange offers until 11:59 p.m., New York City time, on December 23, 2009, unless further extended. The exchange offers include each of the following outstanding series of notes:

•	the company’s 5.0% Net Share Settled Contingent Convertible Senior Notes and 5.0% Contingent Convertible Senior Notes due 2023 (the “5.0% Notes”),

•	the company’s 3.375% Net Share Settled Contingent Convertible Senior Notes and 3.375% Contingent Convertible Senior Notes due 2023 (the “3.375% Notes”), and

•	the 8 1/2% Guaranteed Notes due April 15, 2010 of the company’s wholly owned subsidiary, YRC Regional Transportation, Inc. (the “8 1/2% Notes”).

The company has amended the minimum tender condition for the exchange offers, and as a result the exchange offers are conditioned on a minimum of the following amounts of notes being tendered in the exchange offers and not withdrawn: (i) 70% of the aggregate principal amount outstanding of the 8 1/2% Notes, and (ii) 85% of the aggregate principal amount outstanding of the 3.375% Notes and the 5% Notes on a combined basis.

Lenders holding commitments of at least 66 2/3% under the credit agreement will be required to approve the revised minimum tender condition described above for certain provisions of the company’s credit agreement and asset-backed securitization facility to remain in effect, including the provisions that provide that following the completion of the exchange offers, the lenders will defer nearly all of their interest and fees, which are approximately $25 million per quarter, and allow the company access to the $106 million existing revolver reserve. The company has reached a tentative agreement in principle with a steering committee representing in excess of 66 2/3% of the commitments under the credit agreement to approve the revised minimum condition, subject to the following requirements and other amendments to the company’s credit agreement:

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The existing revolver reserve which is equal to $106 million will be divided into two separate reserves equal to $50 million and $56 million. The $50 million revolver reserve will be available as permitted interim loans through December 31, 2011 for specified operating needs so long as the company provides certain requested information to the lenders on or before January 11, 2010. The company will be able to access the $56 million revolver reserve upon satisfaction of the conditions set forth in the existing credit agreement.

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The conditions to access the additional revolver reserve in excess of the existing reserve of $106 million will be amended to require that the company retire any 8 1/2% notes that remain outstanding following completion of the exchange offers and obtain the consent of 66 2/3% of the lenders.

•	The company will be required to use unsecured debt or equity financing to retire any remaining 8 1/2% Notes or 5.0% Notes.

•	The minimum consolidated EBITDA covenant for the second, third and fourth fiscal quarters of 2010 and the minimum available cash covenant will be reset.

The documentation and final terms of this tentative agreement in principle are being finalized and are subject to the approval of lenders holding commitments of at least 66 2/3% under the credit agreement.

In addition, the amendment to the minimum tender condition will require the approval of multiemployer pension funds who have deferred at least 90% of the deferred contributions under a contribution deferral agreement. This fund consent would permit the company to continue to defer the payment of interest and to continue to be able to defer the beginning of the repayment of deferred contributions to certain of the funds upon the successful completion of the exchange offers. This approval is also a condition to the effectiveness of the credit agreement amendment. The company is in active discussions with its funds regarding the amendment to the minimum tender condition.

If we consummate the exchange offers prior to December 31, 2009, the company will be able to defer approximately $19 million in interest and fees that would otherwise be due under its credit agreement on that date. If it were obligated to make this payment and did not have access to the $106 million revolver reserve, the company’s liquidity position would become unsustainable. As a result, the company believes it is critical that it completes the exchange offers prior to December 31, 2009.

If the company consummates the exchange offers at the minimum tender conditions described above, it will have $45.0 million of its 8 1/2% Notes outstanding following the exchange offers, and these notes will mature in April 2010. However, the credit agreement as amended requires that all but $15 million of the 8 1/2% Notes be retired as of March 1, 2010 or the required lenders may accelerate the obligations under the credit agreement. The company’s credit agreement will restrict it from using any of its operating cash, including any tax refunds it may receive relating to its net operating losses, to retire these notes, and thus the company will be required to obtain third party financing. There can be no assurance that the company will be able to obtain this financing prior to March 1, 2010, or that the terms of any such financing will be favorable to the company or its stakeholders.

The trustee under the indenture governing the 3.375% Notes and the 5% Notes has informed the company that it will likely not agree to enter into the supplemental indenture intended to implement the amendments to these notes made in the exchange offers if the company seeks to remove the right of the noteholders to require the company to repurchase those notes at certain times prior to their stated maturity. If this occurs, the amendments to the 3.375% Notes and the 5% Notes would not become effective until the trustee agreed to them or was required by a court to agree to them. As a result, the company has waived the satisfaction of various conditions to the exchange offers relating to the proposed amendments to be made to the 3.375% Notes and the 5% Notes, including the condition that the trustee not raise any objections to the exchange offers and the condition that the supplemental indentures relating to the amendments to the 3.375% Notes and the 5% Notes shall have become effective. Notwithstanding these waivers, the company will continue to seek the applicable consents and intends to vigorously pursue any measures necessary to obtain the effectiveness of these consents. If the trustee refuses to enter into the supplemental indentures upon settlement, we may agree with the trustee to enter into a supplemental indenture providing for the other amendments to the indentures while in the meantime pursuing remedies that would require the trustee to give effect to the amendments.

The company will exchange the notes for shares of the company’s common stock and new Class A convertible preferred stock in such amounts as are set forth in the company’s Registration Statement on Form S-4, as amended, that the company originally filed with the SEC on November 9, 2009, which together on an as-if converted basis, if the note holders tender all of the outstanding notes in the exchange offers, would represent approximately 95% of the company’s issued and outstanding common stock.

To validly tender their notes, the participating noteholders will be required to become party to a mutual release with the company and consent to an amendment of the terms of the notes that would remove substantially all of the material covenants other than the obligation to pay principal and interest on the notes and those relating to the conversions rights of convertible notes, and eliminate or modify the related events of default. As of 5:00 p.m., New York City time, on December 16, 2009 a total of 57% of the aggregate principal amount of the outstanding notes had been tendered into the exchange offer. The company believes some bondholders have withdrawn as a result of their desire to tender into the exchange only on an expiration date. The company expects to file an amendment to its registration statement on Form S-4 relating to the exchange offers today, and plans to request that the U.S. Securities and Exchange Commission declare that registration statement effective shortly after that filing.

Rothschild, Inc. and Moelis & Company LLC are acting as lead dealer managers in connection with the exchange offer. Holders of the notes may contact Rothschild at (800) 753-5151 (U.S. toll-free) or collect at (212) 403-3716 and Moelis at (866) 270-6586 (U.S. toll-free) or collect at (212) 883-3813 with any questions they may have regarding the exchange offer.

Important Information about the Exchange Offer

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offers are being made only by means of a prospectus, a letter of transmittal and other offer documents, as described below.

In connection with the exchange offers by YRC Worldwide Inc., the company has previously filed with the SEC a registration statement on Form S-4 (which contains a preliminary prospectus), an amendment to the Registration Statement (which contains a prospectus supplement), a tender offer statement on Schedule TO, as amended, and other related documents and materials. In addition, the company will file an amendment to the Registration Statement (containing an additional prospectus supplement) and an amendment to the tender offer statement on Schedule TO in order to reflect the amendments described in this release. Investors and security holders are strongly urged to carefully review the registration statement, the amendments to the registration statement, the preliminary prospectus, the prospectus supplements, the tender offer statement, the amendments to the tender offer statement and the other related documents and materials that the company filed or files with the SEC, including the final prospectus described below, when available, as well as any amendments and supplements thereto because they will contain important information about the company, the exchange offers and related transactions and are the sole means by which any offer to exchange or sell, or any solicitation of any such offers, will be made.

The preliminary prospectus, the prospectus supplement and related transmittal materials have been delivered to holders of the outstanding notes. Investors and security holders may obtain a free copy of the registration statement, as amended, the preliminary prospectus, the prospectus supplement and transmittal materials, as well as other documents the company filed or files with the SEC, at the SEC’s website, www.sec.gov. Prior to the completion of the exchange offers, the registration statement must become effective under the securities laws, and after effectiveness, the company will file with the SEC the final prospectus. Investors and security holders are strongly urged to carefully review the final prospectus when it is available. Free copies of the company’s filings with the SEC have been made available on the company’s website, www.yrcw.com, or may be obtained by making a request to YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100, Attention: Dan Churay, Executive Vice President, General Counsel and Secretary.

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Forward-Looking Statements:

This news release contains forward-looking statements. The word “will” and similar expressions are intended to identify forward-looking statements. It is important to note that any exchange will be subject to a number of significant conditions, including, among other things, that holders of a specific percentage of the outstanding notes participate in the exchange offers. We cannot provide you with any assurances that such conditions to the exchange offers will be satisfied. In addition, even if the exchange offers are completed, the company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

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YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com